Exhibit 99.1

PRESS RELEASE

Contact:	Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(480) 425-0397

FOR IMMEDIATE RELEASE:  Thursday, September 29, 2005

STAR BUFFET, INC. FILES FORM 10-Q
FOR SECOND QUARTER FY 2006

SALT LAKE CITY, UT – September 29, 2005 – Star Buffet, Inc. (Nasdaq: STRZ) today filed a Form 10-Q with the Securities and Exchange Commission for its first two quarters of fiscal 2006 ending August 15, 2005.  Following are the highlights:

Star Buffet, Inc. had revenues of $13.8 million and net income of $708,000, or $0.22 per share on a diluted basis of 3,210,568 of shares outstanding for the twelve weeks ended August 15, 2005 and revenues of $32.7 million and net income of $1,584,000, or $0.49 per share on a diluted basis of 3,208,190 of shares outstanding for the twenty-eight weeks ended August 15, 2005.

About Star Buffet

Star Buffet is a multi-concept restaurant operator.  As of September 29, 2005, Star Buffet, through its subsidiaries, operates 14 franchised HomeTown Buffet restaurants, six JB’s restaurants, five BuddyFreddys restaurants, two JJ North’s Country Buffet restaurants, two Casa Bonita Mexican theme restaurants and two Holiday House restaurants.

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